SUPPLEMENT TO

NON-DISCRETIONARY CUSTODIAL ACCOUNT

TERMS AND CONDITIONS

CUSTODIAL ARRANGEMENT

Thank you for banking with LendingClub Bank. We look forward to serving you. This supplement to the Non-Discretionary Custodial Agreement Terms and Conditions you have signed with us amends and supplements the Terms and Conditions to document the custodial arrangement between you and LendingClub Bank.

You are an investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). You have agreed in the Agreement to open the Accounts with us. We agree to act as a custodian for your funds, which will be deposited into the Accounts with us.

Any capitalized terms not defined have the meaning given in the Agreement. This supplement is effective as of the date signed by you and us.

DEFINITIONS

“Agreement” means the Non-Discretionary Custodial Agreement Terms and Conditions, as amended or supplemented from time to time, including by this supplement.

“Authorized Signer” means a signer that we reasonably believe to be authorized to act on your behalf.

“Cash” means cash or cash equivalents.

“Loan” means a loan purchased from time to time by you from us under the Investor Agreements.

“Proceeds” means all Collections (as defined in the Investor Agreements) received on the Loans under the Master Loan Servicing Agreement and any Repurchase Price (as defined in the Investor Agreements) paid for a Loan under the Investor Agreements and, in each case, as deposited by us in an Account.

“Proper Instructions” means instructions that we receive, in a form acceptable to us, from an Authorized Signer by any of the following means:

(i) in writing signed by an Authorized Signer (and delivered by hand, by mail, by overnight courier or by telecopier);

(ii) by electronic mail from an Authorized Signer; or

(iii) such other means as may be agreed on by us and any Authorized Signer.

“Purchase Funds” means your Cash transferred to us for the purchase of Loans from us, acting as Loan seller.

“Security Breach” means an act, omission or unauthorized access that compromises the security, confidentiality or integrity of the physical, technical, administrative or organizational safeguards put in place by us or our authorized representative, relating to the protection of Purchaser Confidential Information (as defined in the Investor Agreements).

APPOINTMENT OF CUSTODIAN; CONTROLLING AGREEMENT

Appointment of Bank – You appoint us as custodian of your Cash (including Proceeds) delivered to us at any time during the term of the Agreement.

Controlling Agreement – The custodial services that we will provide to you and the manner in which such services will be performed are set forth in this supplement. You and we agree that, to the extent any provision of the Agreement or the Investor Agreements conflicts or is inconsistent with any provision of this supplement, the provisions of this supplement will control.

ACCOUNTS

Establishment of Accounts – For purposes of the Agreement and the Investor Agreements, we and you acknowledge and agree that each Account has been established in your name and will be used exclusively for your Cash (including Proceeds). We will use an Account exclusively to hold, acquire, transfer or otherwise care for: (i) the Purchase Funds; and (ii) Proceeds, on your behalf, and not for our interest. Purchase Funds and Proceeds (including Cash) in the Accounts will be freely transferable without payment of money or value other than for safe custody and administration to the extent permitted under the Investor Agreements. All transactions in the Accounts will be executed solely in accordance with Proper Instructions. We agree that the Authorized Signers through Proper Instructions will direct us to deposit Purchase Funds to be used on your behalf, and transfer these funds to other Accounts for the purpose of purchasing Loans as described in the Master Loan Purchase Agreement. We will release and deliver to you your Cash held by us from time to time in the Accounts on receipt of Proper Instructions and to the extent permitted under the Investor Agreements. You will be solely responsible for properly instructing us with respect to the allocation or application of all payments. We may limit your request to withdraw excess or available Cash or Proceeds from an Account as permitted under the Investor Agreements. The parties acknowledge and agree that the procedures in the Investor Agreements relating to Loan funding and settlement through the Accounts will be initiated by Proper Instructions, including the transfer of funds to other Accounts for the purpose of purchasing Loans as described in the Master Loan Purchase Agreement, and that any such Proper Instruction may be withdrawn by you prior to the end of the Holding Period (as defined in the Master Loan Purchase Agreement) to the extent permitted under the Master Loan Purchase Agreement. We agree to promptly notify an Authorized Signer if we determine that a Proper Instruction does not contain all information reasonably necessary, is ambiguous, or illegible for us to carry out the Proper Instruction, or if it conflicts with the Investor Agreements.

Segregation – We agree to segregate in our books and records the funds held in each Account on your behalf from our other assets and the assets of our other clients. We agree to segregate each Account by separate identification on our books as held for your benefit and the title of each Account will clearly indicate that the Purchase Funds do not belong to us, are held on your behalf, and belong to you.

No Security Interest or Lien or Right of Re-Use – No Account will be subject to any right, charge, security interest, lien or claim of any kind (collectively, “Claims”) in our favor or any creditor of ours or of such other institution, including a receiver or trustee in bankruptcy, except to the extent required by applicable law, liens or rights in favor of our creditors arising under bankruptcy, insolvency or similar laws. The preceding sentence does not operate to grant a lien or rights in favor of such creditors. Further, notwithstanding the foregoing, in no event will the assets in your Accounts be used by us to meet obligations of any other of our accounts. We will have no right to rehypothecate or otherwise make use of any assets in an Account. We agree to provide you with prompt notice of any attempt by any party to assert any Claim against an Account and will take all lawful actions to protect an Account from such Claim until you have had a reasonable opportunity to respond to such notice. We may neither combine, consolidate, or merge any Account, nor combine, consolidate or merge any Account with our liabilities. We may not set-off or transfer any sums held for you or standing to the credit of any such Accounts in or towards the satisfaction of any liability of yours to us except as permitted under the Investor Agreements. We will neither have nor claim any lien or rights of retention or sale over the Purchase Funds or Proceeds and will not claim any lien or right to retain or to sell any Purchase Funds or Proceeds (including Cash) except as permitted under the Investor Agreements.

No Delegation – We may not delegate any part of our duties under this supplement to, or hold any of the Cash at, any other person.

Account Transfer – An Account may not be transferred or assigned without our prior written consent.

Setoff – The section of the Agreement entitled “SETOFF” is deleted.

ACCESS TO BOOKS AND RECORDS

Books and Records – We will maintain complete records for at least the required periods of all account activity relating to each Account in accordance with applicable law, including the 1940 Act. We will provide you with unlimited real-time view-only electronic access to our books and records as they pertain to the Accounts. We will permit your regulators, auditors and independent public accountants such reasonable access to our books and records relating to the Accounts as is required in connection with such regulator’s or accountants’ examination of the books and records of the Accounts. Further, you may request from time to time that we furnish you with any SOC1 or SOC2 reports prepared for us.

STANDARD OF CARE; INDEMNITY

Standard of Care – We agree to exercise the diligence, prudence, and reasonable care of a professional provider of custody services to registered investment companies in carrying out all of our duties and obligations under the Agreement. We will perform our obligations described in the Agreement without willful misconduct, bad faith or gross negligence.

Indemnity – We will defend and indemnify you and your officers, directors, employees, members, managers, stockholders, trustees, and partners against all costs, losses and liabilities (including reasonable legal fees and expenses), resulting solely from our willful misconduct, bad faith, or gross negligence in performing our obligations under the Agreement. You will defend and indemnify us and our officers, directors, employees, members, managers, stockholders, trustees and partners against all costs, losses and liabilities (including reasonable legal fees and expenses), resulting solely from a Proper Instruction received with respect to an Account, except to the extent that such costs, losses or liabilities arise from our willful misconduct, bad faith or gross negligence in performing our obligations under the Agreement. The parties acknowledge and agree that any standard of care or liabilities imposed on us by, or any indemnification obligations of us in, the Investor Agreements will govern with respect to our actions taken or omitted to be taken under the Investor Agreements. In the event of any loss of Proceeds or Funds in an Account, we will use our best efforts to ascertain the circumstances relating to such loss and promptly report its findings to you.

Liability – The last sentence of the section of the Agreement entitled “LIABILITY” is deleted.

BANK REPRESENTATIONS AND WARRANTIES

Bank Representations and Warranties – We represent and warrant to you that:

(i)       we are a national banking association qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act;

(ii)       (A) we have the corporate or similar power and authority to execute, deliver and perform the Agreement; (B) the Agreement has been duly authorized, executed and delivered by us, does not contravene in any material respect any contractual restriction binding on us or any law applicable to us and constitutes a valid, binding and enforceable obligation; and (C) all authorizations of, exemptions by and filings with any governmental or other authority that are required to be obtained or made by us in connection with the Agreement have been obtained or made and are valid and subsisting; and

(iii)       we will perform the custody services described in the Agreement in a manner that complies with applicable laws in all material respects.

To the extent permitted by law, we will promptly notify you in writing of any development, occurrence or circumstance which could render us unable to make any representation or warranty specified in this section.

INFORMATION SECURITY; BUSINESS CONTINUITY; CONFIDENTIALITY

Information Security – We maintain and during the term of the Agreement will maintain an information security program that complies in all material respects with applicable law and regulations relating to deposit or custodial accounts held at national banks, including the Accounts, and consistent with the Investor Agreements. The information security program will address and implement administrative, technical, physical and organizational data security measures and safeguards appropriate for the protection of our records and data and will be reasonably designed to ensure the security, integrity and confidentiality of our records and data.

Security Breach – If we determine that there is an actual or reasonably suspected Security Breach that includes Purchaser Confidential Information, we will provide notice to you within 72 hours of that determination. In addition to notifying you, we will: (i) take commercially reasonable steps to remedy the circumstances that permitted the occurrence of the Security Breach, (ii) take commercially reasonable steps to prohibit further disclosure of Purchaser Confidential Information and (iii) cooperate with you as reasonably necessary to facilitate compliance with any applicable laws and regulations regarding unauthorized access of Purchaser Confidential Information.

Business Continuity – We maintain and will maintain during the term of the Agreement: (i) a business continuity plan that complies in all material respects with applicable law and regulations relating to deposit or custodial accounts held at national banks, including the Accounts, and (ii) the business continuity plan described in the Investor Agreements.

Confidentiality – During the term of the Agreement, we may receive your Purchaser Confidential Information (as defined in the Investor Agreements). We must protect Purchaser Confidential Information on the same terms and conditions as described in the Investor Agreements.

AMENDMENTS AND TERMINATION

Amendments – The parties may only amend this supplement in writing, signed by both parties to this supplement.

For the avoidance of doubt, we will give you reasonable advance notice prior to changing any term of the Agreement.

Term –The Agreement will automatically terminate on the last to occur of: (i) the termination date of the Master Loan Purchase Agreement, (ii) the termination date of the Master Loan Servicing Agreement, and (iii) the closing of the Accounts.

Standard Termination –The Agreement may be terminated by either party on 60 days’ notice to the other party or such shorter period agreed to by the parties.

Immediate Termination – Either party may immediately terminate the terms of the Agreement on the material breach of the other party of any term of the Agreement if the breach is not cured within fifteen days’ notice of such breach to the breaching party. You may immediately terminate the terms of the Agreement: (i) if we become insolvent; (ii) on notice to us if we are in danger of becoming insolvent, as determined by you in your sole discretion; (iii) on notice to us if there is a material adverse change in our financial condition; or (iv) on notice to us if we are no longer able to make the representations and warranties contained in the “Bank Representations and Warranties” section of this supplement.

Continuation of Custodial Servicer – If the Agreement is terminated, we will cooperate with you to conclude our custodial services for the Accounts in a reasonable period of time and we will continue to provide custodial services, to the extent permitted by applicable law, until all Cash in the Accounts is disbursed or until the Accounts are closed.

COMPENSATION

Compensation – We acknowledge and agree that the compensation or consideration we receive under the Investor Agreements will serve as compensation for our services described in the Agreement.

MISCELLANEOUS

No Waiver – Neither party’s failure or delay in exercising a power, right or remedy under the Agreement will operate as a waiver. No term of the Agreement may be waived, unless the waiver is in writing, and signed by the party who granted the waiver.

Agreement in Effect – This supplement is subject to and modifies the Agreement, but anything in the Agreement that is not (i) modified by or otherwise inconsistent with the terms of this supplement or (ii) inconsistent with applicable law, which for this purpose will include but not be limited to the 1940 Act and any rules, regulations, guidance or interpretations issued by the U.S. Securities and Exchange Commission thereunder, remains in effect.

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You and we, by our signatures below, sign this supplement and agree to be bound by the terms and conditions of this supplement as of the date below.

Effective Date:	10/29/2021

LENDINGCLUB BANK, National Association.

By:
Name: John Steward
Title: Vice President

ALPHACENTRIC PRIME MERIDIAN INCOME FUND

By:
Name: George Amrhein
Title: President

Signature Page to Custodial Supplement to Account Terms and Conditions